EXHIBIT 99.2


FOR IMMEDIATE RELEASE
---------------------


             ELITE PHARMACEUTICALS COMMENTS ON RESIGNATION OF FORMER
                       CEO, ANNOUNCES NEW MANAGEMENT TEAM


(Northvale, New Jersey; June 4, 2003). Elite Pharmaceuticals, Inc. (AMEX:ELI) confirmed today that Dr. Atul M. Mehta terminated his employment with Elite and resigned as a director of Elite and its subsidiaries, Elite Laboratories, Inc. and Elite Research, Ltd. on June 3, 2003. Elite also announced today that its Board of Directors has appointed Mr. John A. Moore as Chairman of the Board and has retained Mr. Bernard Berk as its Chief Executive Officer to replace Dr. Mehta.

Prior to Dr. Mehta's termination of his employment with Elite, a majority of the Board of Directors had notified Dr. Mehta that sufficient grounds existed for the termination of his employment pursuant to his employment agreement. At a special meeting of the Board of Directors held on Tuesday, May 27, 2003, the Board of Directors postponed terminating Dr. Mehta's employment to allow for settlement discussions between Elite and Dr. Mehta. Shortly before a Board of Directors' meeting scheduled for yesterday evening to consider the termination of Dr. Mehta's employment, Dr. Mehta resigned his positions with Elite and issued a press release citing his reasons for his resignation. The Board of Directors disagrees with the basis that Dr. Mehta cites for the termination of his employment.

Mr. Moore is the President of Edson Moore Healthcare Ventures, a venture capital firm specializing in healthcare investments. Mr. Berk has extensive experience in the field of pharmaceutical management having served as President and Chief Executive Officer of Nale Pharmaceutcal Corp., Senior Vice-President of Par Pharmaceutical, Inc. and most recently as a full-time consultant for business development at Elite.

Mr. Moore said, "We regret that Dr. Mehta has chosen to terminate his employment in such an unfortunate manner. However, the Board of Directors is relieved to have this distraction put behind us so that all of Elite's energies can be refocused on executing our business plan. The Board of Directors believes that Buddy Berk is the right person to lead Elite in the next stage of its development. Buddy, who has been consulting with Elite on its strategic plans, understands Elite's business and goals. With his leadership, the Board of Directors is confident that Elite is now heading in the right direction."

Mr. Berk commented, "I am pleased to have the opportunity to lead Elite as it seeks to make the transition to a professional management team. I look forward to the challenge of directing Elite as it works to further the development and commercialization of its products."

According to Mr. Moore, Elite will continue its clinical development of a once a day formulation of oxycodone and its development of an opioid antagonist capable of minimizing the abuse potential of oxycodone. Elite intends to aggressively pursue new business opportunities which may include, without limitation, in-licensing of new compounds, joint product development with other companies, mergers with public or private companies and the raising of additional capital. Mr. Moore said: "We believe with the right strategic plan and with experienced and motivated people executing this plan that Elite can create new shareholder value. We look forward to working with our existing corporate partners, new partners and our shareholders to create a viable and existing company."


FOR FURTHER INFORMATION, CONTACT:

Jonathan Fassberg of The Trout Group
Phone:  (212) 477-9007 Ext. 16